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                                                                                                                  EXHIBIT 11
                                                                                                                  ----------

                                             NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                                        COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                                        --------------------------------------------------

                                                                        YEAR ENDED DECEMBER 31,
                                                               2000              1999               1998
                                                               ----              ----               ----
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
      BASIC EARNINGS PER SHARE:


        Net income                                               $421,575            $95,437           $481,834
        Weighted average shares
          outstanding                                             268,437            281,806            280,731
      BASIC EARNINGS PER SHARE                                      $1.57              $0.34              $1.72

      DILUTED EARNINGS PER SHARE:


        Net income                                               $421,575            $95,437           $481,834
        Minority interest in income of
          subsidiary trust, net of tax                             16,436                 (A)            15,742
                                                                  -------                 ---           -------
        Net income, assuming conversion
          of all applicable securities                           $438,011            $95,437           $497,576

        Weighted average shares
          outstanding                                             268,437            281,806            280,731

        Incremental common shares
          applicable to common stock
          options based on the average
          market price during the period                               63                 (A)             1,287
        Average common shares issuable
          assuming conversion of the
          Company-Obligated Mandatorily
          Redeemable Convertible
          Preferred Securities of a
          Subsidiary Trust                                          9,865                 (A)             9,865
                                                                  -------                 ---              -----
        Weighted average shares
          outstanding assuming full
          dilution                                                278,365            281,806            291,883


      DILUTED EARNINGS PER SHARE,
        ASSUMING CONVERSION OF ALL
        APPLICABLE SECURITIES                                       $1.57              $0.34              $1.70





         NOTE A - DILUTED EARNINGS PER SHARE FOR THE TWELVE MONTHS EXCLUDE THE IMPACT OF "IN-THE-MONEY" STOCK OPTIONS AND
   CONVERTIBLE PREFERRED SECURITIES BECAUSE THEY ARE ANTI-
   DILUTIVE.
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